UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2013

DubLi, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601
Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.
As previously reported, on June 19, 2013 DubLi, Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) with Michael Hansen, the Chief Executive Officer of the Company, with respect to the sale of 23,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company at a price of $0.10 per share. On August 30, 2013, the Company consummated the sale of 15,000,000 shares of Common Stock to Mr. Hansen pursuant to the terms of the Agreement. The Company received cash proceeds in the amount of $1.5 million. The terms of the Agreement require Mr. Hansen to pay an additional $0.5 million in cash and cancel approximately $0.3 million in indebtedness owed to Mr. Hansen by the Company for an additional 8,000,000 shares of Common Stock. It is anticipated that the Company will consummate the remaining sale to Mr. Hansen by the end of September 2013.
The issuance of the shares of Common Stock to Mr. Hansen was exempt from registration under Regulation S promulgated under the Securities Act of 1933 because the shares were issued outside of the United States to a non-U.S. person (as defined in Regulation S).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DubLi, Inc.
(Registrant)

Date: September 13, 2013
By: /s/ Michael Hansen
Michael Hansen
Chief Executive Officer